Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
SACRAMENTO, CA 95815	(916) 646-2020
INVESTOR RELATIONS TODD FROMER / GARTH RUSSELL KCSA Strategic Communications 212-896-1215 / 212-896-1250
FOR IMMEDIATE RELEASE

Ophthalmic Imaging Systems Receives FDA Clearance to Market

Revolutionary New Portable Digital Imaging Device

SACRAMENTO, Calif. – November 30, 2009 -- Ophthalmic Imaging Systems (“OIS” or “the Company”) (OTCBB: OISI), a leading digital imaging and informatics company, today announced that its revolutionary new portable imaging device, the OIS EyeScan, has received 510(k) market clearance from the U.S. Food and Drug Administration (FDA).

The OIS EyeScan is the only portable imaging device that is capable of imaging both the anterior and posterior segment of the eye. Powered by OIS WinStation Software, and fully integrated with the OIS Symphony Image Management Solution, OIS EyeScan will deliver more functionality than has ever been available in an imaging device. With the ability to capture images from a customized chin rest, from a slit lamp adapter or as a handheld device, the OIS EyeScan is versatile enough to add value to any ophthalmologist’s practice. The OIS EyeScan has been designed to be small enough to fit easily in the trunk of a car, and portable enough to be used at multiple locations in one day. For more information, an electronic brochure is available online at http://www.oisi.com/OISEyeScan.

“By receiving FDA 510(k) clearance for the OIS EyeScan, we can now actively market the device to our customers. The OIS EyeScan is already highly anticipated among our customers and we are looking forward to delivering this device to the market,” stated Gil Allon, Chief Executive Officer of OIS. “The EyeScan brings an entirely new level of versatility to ophthalmologists’ offices, and is unlike any other single diagnostic imaging device ever released.”

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems, image management and integrated EMR/Practice Management solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies. Through OIS’ wholly-owned subsidiary, Abraxas Medical Solutions, the company provides Electronic Medical Records and Practice Management software to Ophthalmology as well as OB/GYN, Orthopedic and Primary care. The Company markets and supports its products through an extensive network of dealers, distributors, and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

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